Exhibit 10.2

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission.  Asterisks denote omissions.

2003

INVESTMENT AGREEMENT

between

GENAISSANCE PHARMACEUTICALS, INC.

PRELUDE TRUST PLC

ABBEY NATIONAL TREASURY SERVICES OVERSEAS HOLDINGS

and

SCIONA LIMITED

TABLE OF CONTENTS

1	DEFINITIONS
2	INTERPRETATION
3	COMPLETION
4	INFORMATION RIGHTS
5	BUSINESS PLAN
6	EXECUTIVE COMMITTEE
7	WARRANTIES
8	RIGHT OF FIRST REFUSAL
9	ASSIGNMENT
10	NO PARTNERSHIP
11	SEVERAL OBLIGATIONS
12	FURTHER ASSURANCES
13	VARIATION OF AGREEMENT
14	INVALIDITY
15	EXCLUSION OF THIRD PARTY RIGHTS
16	COUNTERPARTS
17	NOTICES
18	ENTIRE AGREEMENT
19	APPLICABLE LAW
20	JURISDICTION
21	AGENT FOR SERVICE
SCHEDULE 1 WARRANTIES

THIS AGREEMENT is made on                               2003 between the following parties:

(1)                                  SCIONA LIMITED (registered number 4055554) whose registered office is at 79 George Street Ryde Isle of Wight PO33 2JF, further particulars of which are set out in Part 1 of Schedule 1 (the “Company”);

(2)                                  GENAISSANCE PHARMACEUTICALS, INC. of Five Science Park, New Haven, CT 06511, USA (“Genaissance”);

(3)                                  PRELUDE TRUST PLC (registered number 3285603) whose registered office is at Sycamore Studios, New Road, Over, Cambridge CB4 5PJ (“Prelude”); and

(4)                                  ABBEY NATIONAL TREASURY SERVICES OVERSEAS HOLDINGS of 28 Dorset Square, London NW1 6QG (“Abbey”).

WHEREAS

(A)                                The parties to this Agreement (other than Genaissance) are party to a subscription and shareholders’ agreement made on 25 February 2002 between (1) the Company, (2) the Executives (as defined therein) and (3) the Investors (as defined therein) and (4) other shareholders of the Company (as amended pursuant to a deed of amendment dated the same date as this Agreement) (the “Subscription Agreement”).

(B)                                Genaissance wishes to acquire shares in the Company in accordance with the terms of this Agreement.

(C)                                The parties to this Agreement wish to agree certain provisions governing the conduct of the Company in accordance with the terms of this Agreement.

IT IS AGREED as follows

1                                         DEFINITIONS

1.1                               Unless otherwise defined in this Agreement, words and expressions used in this Agreement shall have the meaning ascribed to them in the Subscription Agreement.

1.2                               In this Agreement each of the following words and expressions shall, unless the context otherwise requires, have the meaning set opposite the relevant word or expression:

“Audited Accounts”	the audited accounts of the Company for the financial year ending 31 August 2002 (a copy of which are provided at section 1 to the bundle of documents attached to the Disclosure Letter);

“Completion”	completion of the subscription for Ordinary Shares in accordance with Clause 3.3;

“Conditions”	the conditions set out in Clause 3.1;

“Disclosure Letter”	the letter from the Company to Genaissance dated the date hereof and making certain disclosures against the Warranties;

“Fully Diluted Share Capital”

all issued shares in the capital of the Company plus all unissued shares in the capital of the Company allocated to the employee option pool of the Company from time to time (whether or not options have been granted over such shares and in any event being not less than 50,408 Ordinary Shares) plus 44,444 A Ordinary Shares which may be issued in connection with the acquisition of Genostic Pharma Limited by the Company (whether or not such deferred consideration shares are actually issued);

“Genostic Pharma Agreement”	the share exchange agreement dated 22 February 2002 between the Company and the then shareholders of Genostic Pharma Limited;

“Licence Agreement”	the consumer genomics agreement entered into on the date hereof between the Company and Genaissance;

“Management Accounts”	the unaudited management accounts of the Company for the month August 2003 (a copy of which are provided at section 2 to the bundle of documents attached to the Disclosure Letter);

“New Articles”	the articles of association of the Company from time to time and as amended by the Resolutions;

“Party”	a party to this Agreement, and “Parties” shall be construed accordingly;

“Relevant Directors”	the Investor Directors and the Director appointed by Genaissance (if any) pursuant to article 11.5 of the New Articles;

“Resolutions”

the resolutions of the Company, inter alia, (1)  increasing the share capital of the Company from £38,100 to £52,699 by the creation of 145,690 Ordinary Shares (2) authorising and empowering the Directors to allot Ordinary Shares in accordance with the terms of this Agreement in the aggregate nominal amount of £14,569 and disapplying pre-emption rights in respect of such allotment and (3) making certain amendments to the articles of association of the Company, in the Agreed Form;

“Warranties”	the warranties given pursuant to Clause 7 and Schedule 1; and

“£”	the lawful currency of the United Kingdom of Great Britain.

2                                         INTERPRETATION

2.1                               References in this Agreement to any statute or statutory provision shall be deemed to include references to any statute or statutory provision which amends, extends, consolidates or replaces the same (other than any such statute or statutory provision with retrospective effect to the extent that it is retrospective) and except to the extent that any amendment or modification enacted after the date of this Agreement would extend or increase the liability of any party to any other party under this Agreement and, save as aforesaid, to any order, regulation, instrument or other subordinate legislation made thereunder.

2.2                               References to “Clauses” are to clauses to this Agreement.

2.3                               The headings in this Agreement and the index to this Agreement are for convenience only and shall not affect its construction or interpretation.

2.4                               Wherever a document is referred to as being “in the Agreed Terms” or “in the Agreed Form” it shall be in the form agreed between the Parties and initialled for and on behalf of each of them for the purposes of identification only.

2.5                               Unless the context otherwise requires:

2.5.1                                      words denoting the singular shall include the plural and vice versa;

2.5.2                                      words denoting a gender shall include all genders; and

2.5.3                                      references to persons shall include corporations and firms.

2.6                               General words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts, matters or things.

3                                         COMPLETION

3.1                               Conditions

Completion is conditional on:

3.1.1                                      the passing of the Resolutions in general meeting (or by way of written resolution), without amendment, together with such separate class resolutions as may be necessary to give effect to the same;

3.1.2                                      the Company and Genaissance having entered into a consumer genomics agreement in the Agreed Terms (the “Consumer Genomics Agreement”);

3.1.3                                      the Board resolving that Kevin Rakin be appointed as a Director nominated by Genaissance, subject to Completion;

3.1.4                                      the Board (including the Investor Directors) resolving to establish the Executive Committee (as defined in Clause 6.1) in accordance with Clause 6, subject to Completion;

3.1.5                                      Genaissance having executed a deed of adherence in the Agreed Form to the Subscription Agreement in accordance with the terms of the Subscription Agreement; and

3.1.6                                      Paul Squires and Manuel Sanches-Felix each having delivered signed stock transfer forms and share certificates (or indemnities in respect thereof in a form acceptable to the Company in the event that such certificates have been lost or destroyed) to the Company (Genaissance having paid the stamp duty due thereon (being 0.5% of the consideration paid)) in respect of the Ordinary Shares to be transferred by Paul Squires and Manuel Sanches-Felix to Genaissance pursuant to Clause 3.3.2 and each such person having confirmed in writing that such Ordinary Shares will be so transferred with full legal and beneficial title free from all encumbrances, liens, charges and other third party interests (such stock transfer forms and confirmations to be dated and given effect at Completion).

3.2                               The Company and Genaissance shall use their respective reasonable endeavours to ensure the satisfaction of each of the Conditions.

3.3                               Completion

3.3.1                                      Completion shall take place immediately following the satisfaction of the Conditions, whereupon:

(a)                         Genaissance shall subscribe in cash for 145,690 new Ordinary Shares for £[**] (Genaissance being deemed to have delivered to the Company an application for such shares in such amounts) and shall pay in cleared funds the subscription moneys due from it to the Company; and

(b)                         the Company shall allot and issue 145,690 Ordinary Shares credited as fully paid together with share certificates in respect of such Ordinary Shares issued to Genaissance (which Ordinary Shares shall on issue have the rights set out in the New Articles the Company and rank pari passu with all other Ordinary Shares comprised in the capital of the Company).

3.3.2                                      At Completion the Company shall register the following transfers of Ordinary Shares to Genaissance:

Transferor	Transferee	Number of Ordinary Shares	Consideration
Paul Squires	Genaissance	1,600	£	[**]
Manuel Sanches-Felix	Genaissance	5,000	£	[**]

4                                         INFORMATION RIGHTS

4.1                               If and for so long as Genaissance holds not less than 5% of the Fully Diluted Share Capital, then the Company shall provide Genaissance with the following information:

(a)                        within [**] days of the end of each [**], monthly management accounts of the Company containing a balance sheet, profit and loss statement and cash flow statement together with a commentary on the period in question; and

(b)                        audited accounts of the Company within [**] months of the end of each financial year of the Company.

4.2                               A Director appointed by Genaissance pursuant to article 11.5 of the New Articles shall be permitted from time to time to disclose to Genaissance and its professional advisers information concerning the business and financial affairs of any Group Company.  Genaissance shall procure that such Director and its professional advisers shall not to divulge to any other person any trade secret or information of a confidential nature concerning the business, finance or affairs of the Company or any Group Company except to the minimum extent required pursuant to any applicable statutory, regulatory or accounting requirements at any time whether during the term of or following the termination (for whatever reason) of this agreement (without limit of time).

4.3                               The obligations imposed on Genaissance pursuant to Clause 4.2 of this Agreement and clause 10.1 of the Subscription Agreement shall continue in full force and effect notwithstanding the termination or variation of any such agreement (save to the extent that the Company, by written notice, expressly releases Genaissance from any such obligation).

5                                         BUSINESS PLAN

5.1                               If and for so long as Genaissance holds not less than 5% of the Fully Diluted Share Capital, then, not later than [**] calendar months before the end of each of its financial years, the Company shall adopt detailed operating budgets for the Company in a form approved by a majority in number of the Relevant Directors in respect of the next financial year of the Company.

5.2                               The Investors agree that the provisions of paragraph 1.5 of part 1 of schedule 4 of the Subscription Agreement shall not apply if and for so long as Genaissance holds not less than 5% of the Fully Diluted Share Capital.

6                                         EXECUTIVE COMMITTEE

6.1                               The Parties agree that, with effect from Completion, the Company shall establish an executive committee (being a sub-committee of the Board) (the “Executive Committee”).

6.2                               The Executive Committee shall comprise:

6.2.1                                      the Director appointed by Genaissance pursuant to article 11.5 of the New Articles (if and for so long as such person holds office as a Director, and in his absence a Director nominated by the Board (acting by simple majority vote));

6.2.2                                      the chief executive officer of the Company (and, until such time as such chief executive officer is appointed, Melisse Shaban shall be appointed to fill such vacancy on the Executive Committee); and

6.2.3                                      a further Director nominated by the Board (acting by simple majority vote), and which person shall initially be Chris Martin.

6.3                               Without prejudice to the right of individual members of the Executive Committee in their capacity as directors, the Executive Committee shall have the following duties (and no other duties or authorities, save as approved by the Board in accordance with the Subscription Agreement):

6.3.1                                      to advise and assist the management of the Company in devising and proposing the draft operating budgets to be presented to the Board pursuant to Clause 5.1;

6.3.2                                      to review and monitor the progress of the management of the Company in implementing any operating budget approved pursuant to Clause 5.1;

6.3.3                                      to make recommendations to the Board concerning the appointment of suitable persons to key management positions in connection with those operations of the Group (including a chief executive officer and chairman of the board of the Company, which persons shall have significant relevant industry experience in the United States and global markets); and

6.3.4                                      to report to the Board on the matters referred to at Clauses 6.3.1 to 6.3.3.

6.4                               The Executive Committee shall have no authority to:

6.4.1                                      adopt any operating plan on behalf of the Company or approve any operating plan on behalf of the Board; or

6.4.2                                      contract with any third party or enter into any agreement or understanding in the name of the Company with any third party or to bind the Company in any way whatsoever, in each case, save as expressly authorised by the Board in accordance with the Subscription Agreement (including, without limitation, the obtaining of any Investor consent).

7                                         WARRANTIES

7.1                               The Company warrants to Genaissance in the terms of the Warranties set out in Schedule 1 as at the date hereof.

7.2                               The Warranties are given subject to matters fairly disclosed in the Disclosure Letter.

7.3                               Each of the Warranties shall be separate and independent and, save as expressly provided to the contrary, shall not be limited by reference to any other Warranty or any other provision in this agreement and so that Genaissance shall have a separate claim and right of action in respect of every breach of Warranty.

7.4                               In the Warranties the term “so far as the Company is aware” or any similar or equivalent word shall be construed to mean those matters within the actual knowledge of the senior management of the Company and those matters which would be apparent to such senior managers upon carrying our commercially reasonable inquiries into such matters.

7.5                               All claims under the Warranties shall be made in writing to the Company (specifying particulars of the claim in reasonable detail based on the information in the possession of the party making the claim) no later than

(i)                                    the date [**] months after the date hereof; or

(ii)                                if earlier, the date on which the Genaissance ceases to hold shares in the Company,

and any claim made after such date shall be invalid and of no effect.

7.6                               Any claim under the Warranties shall (if it has not been previously satisfied, settled or withdrawn) be, and be deemed to have been, withdrawn unless legal proceedings in respect of it have been commenced by both being issued and served on the Company within 3 months of notification of such claim (unless otherwise agreed, from time to time, in writing between the parties).

7.7                               Save (i) in the case of fraud or wilful non-disclosure on the part of any of the Company; or (ii) in respect of a claim for a breach of that Warranty set out at paragraph 13 of Schedule 1:

7.7.1                                      no claim or claims shall be made in respect of any breach or breaches of the Warranties unless and until the aggregate amount of that claim or those claims, together with all other claims, shall exceed $50,000 but so that once this aggregate amount has been exceeded Genaissance shall be entitled to make a claim in respect of the whole of the aggregate amount and not just the excess over that amount; and

7.7.2                                      the liability of the Company for breach of the Warranties (inclusive of all costs, interest and expenses payable by the Company to Genaissance in connection with any such claim) shall be limited to $1,000,000 in aggregate.

7.8                               The Company shall have no liability whatsoever in respect of any claim under the Warranties to the extent that the matter giving rise to the claim is for an amount for which Genaissance has recovered from, or have been indemnified by, any person (other than the Company) whether under any provision of applicable law, an insurance policy or otherwise.

7.9                               Genaissance acknowledges that, not withstanding any other provision of this Agreement or the Licence Agreement, its only remedy for breach of the Warranties shall be to claim damages and, in particular, Genaissance shall have no right to terminate or rescind this Agreement and/or the Subscription Agreement as a consequence of any breach of the Warranties.

7.10                        The Company shall not be liable in respect of any claim brought under the Warranties to the extent that such claim is attributable to, or such claim is increased as a result of any change in the nature of the trade or business of the Company, any legislation not in force at the date hereof or to any change of law, regulation, directive, requirement or administrative practice or any change in the basis or, method of calculation of, or increase in the rates of taxation or practices of any relevant tax authority, which in each case is not in force as at the date hereof and which takes effect retrospectively.

7.11                        The Company shall not be liable in respect of any claim brought under the Warranties to the extent that such claim arises, or such claim otherwise having arisen, is increased as a result of any change made after the date hereof in any accounting or taxation policies or practice, or the length of any accounting period, of any person.

7.12                        Nothing in this Agreement shall in any way restrict or limit the general obligation at law of Genaissance to mitigate any loss or damage which it may suffer in consequence of any fact, matter, event or circumstance giving rise to a claim under the Warranties.

7.13                        A breach of Warranty which is capable of remedy shall not entitle Genaissance to compensation unless the Company have been given written notice of such breach and such breach is not remedied within [**] days after the date on which such notice is served on the Company.

8                                         RIGHT OF FIRST REFUSAL

8.1                               Notwithstanding anything to the contrary in the Company’s articles of association, if and for so long as Genaissance holds not less than 5% of the Fully Diluted Share Capital, the Company and the Investors shall each advise Genaissance promptly upon such Party receiving notice of an offer or proposal (the terms of which offer or proposal satisfy the requirements of Clause 8.2) (a “Purchase Offer”) to acquire the entire issued share capital of the Company and/or the whole (or substantially the whole) of the business and assets of the Company .

8.2                               To constitute a Purchase Offer the terms of an offer or proposal to acquire the entire issued share capital of the Company and/or the whole (or substantially the whole) of the business and assets of the Company must:

8.2.1                                      be reasonably firm, clear and precise – for example, by way of term sheet;

8.2.2                                      identify the shares, business and/or assets the subject of the offer/proposal; and

8.2.3                                      identify the form and amount (or means by which such amount will be calculated) of consideration payable in respect of the shares, business and/or assets the subject of the offer/proposal.

In the absence of the Purchase Offer expressly setting out the terms of any representation, warranty, indemnity or other obligation or liability to be imposed on the Company and/or its directors, officers, managers, employees or shareholders, no such obligation or liability shall be implied.

8.3                               Each Investor agrees that it will not (other than with the written consent of Genaissance):

8.3.1                                      accept any Purchase Offer relating to a sale of shares in the Company; or

8.3.2                                      provide any consent sought under the terms of the Subscription Agreement in relation to the acceptance by the Company of any Purchase Offer relating to the sale of the whole (or substantially the whole) of the business and assets of the Company, in each case, within the period of [**] days from the date on which Genaissance was first advised of such Purchase Offer pursuant to Clause 8.1.

8.4                               The Company agrees that it will not (other than with the written consent of Genaissance) accept any Purchase Offer relating to a sale of the whole (or substantially the whole) of the business and assets of the Company within the period of [**] days from the date on which Genaissance was first advised of such Purchase Offer pursuant to Clause 8.1.

8.5                               During the period of [**] days from the date on which Genaissance was first advised of a Purchase Offer pursuant to Clause 8.1 Genaissance shall have the right to match the terms of such Purchase Offer.  Genaissance shall within such [**] day period confirm to the Company and each other Party (in writing) whether or not Genaissance elects to match the terms of such Purchase Offer.

If Genaissance fails to notify the Company and each other Party (in writing) within such 30 day period that Genaissance elects to match the terms of the Purchase Offer, then the rights of Genaissance to match such Purchase Offer pursuant to this Clause 8 shall lapse and the Company may be free to accept a Purchase Offer free of the provisions of this Clause 8.

If Genaissance elects to match the terms of such Purchase Offer (by way of written notice served on the Company and each other Party) within such [**] day period, then:

8.5.1                                      the Company and the Investors shall not accept the third party Purchase Offer; and

8.5.2                                      the Company and the Investors shall (subject to the right of Genaissance to retract such election in accordance with Clause 8.6) have the right to require that Genaissance conclude the transaction proposed in the Purchase Offer on the terms set out therein (save that Genaissance is substituted in place of the relevant third party offeror).

8.6                               In the event that the terms of the Purchase Offer are not sufficiently detailed to enable the proposed transaction to be completed pursuant to Clause 8.5.2, the Parties shall use best endeavours to agree and enter into in legally binding documents implementing all such outstanding terms, which terms shall be fair and reasonable.

8.7                               If the Parties are unable to agree the terms of a transaction pursuant to Clause 8.6 and have not entered into legally binding documents to implement such transaction within [**] days from the date on which Genaissance first gave notice of its election to match the relevant Purchase Offer pursuant to Clause 8.5, then the provisions of this Clause 8 shall lapse in respect of such Purchase Offer and all future Purchase Offers

9                                         ASSIGNMENT

No Party shall be entitled to assign or otherwise transfer its rights or obligations under this Agreement (save to any person to whom such Party has assigned or otherwise transferred rights or obligations under the Subscription Agreement in accordance with the terms thereof).

10                                  NO PARTNERSHIP

Nothing in this Agreement shall be deemed to constitute a partnership between the parties hereto.

11                                  SEVERAL OBLIGATIONS

All covenants, warranties and other obligations given or entered into by more than one party herein are given or entered into severally except as otherwise expressly provided by this Agreement.

12                                  FURTHER ASSURANCES

The Parties shall (and shall procure that their respective nominees shall) do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to the terms of this Agreement.

13                                  VARIATION OF AGREEMENT

If any Party (or its nominees) ceases to hold shares in the capital of the Company then as from the date of such cessation this Agreement may be terminated or varied without reference to (or the need for the signature of any relevant document by) that Party provided that (for the avoidance of doubt) such variation shall not give rise to any new or increased liability of that Party (or its nominees).

14                                  INVALIDITY

If any of the provisions of this Agreement are or become invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

15                                  EXCLUSION OF THIRD PARTY RIGHTS

A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

16                                  COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement.

17                                  NOTICES

17.1                        Any notice or other document to be served or given under this Agreement may be delivered or sent by first class post (or equivalent postal service in jurisdictions outside England) or facsimile process or electronic mail (“e-mail”) to the relevant Party at his or its address appearing on page 1 of this Agreement or at such other address, facsimile number or e-mail address as that Party may have notified to the other Parties in accordance with this Clause or which such Party habitually uses for communications with the other Parties.

17.2                        Any notice or document shall be deemed to have been served:

17.2.1                               if delivered, at the time of delivery; or

17.2.2                               if sent by facsimile transmission, if delivered between 9 a.m. and 5.30 p.m., two hours after transmission or failing that, on the next Business Day; or

17.2.3                               if posted, at 10 a.m. on the second Business Day after the time of despatch, if despatched before 3 p.m. on any Business Day, and in any other case at 10 a.m. on the Business Day following the date of despatch.

17.3                        In proving service it shall be sufficient to prove that delivery was made or that either (i) the envelope containing the notice or document was properly addressed and posted as a prepaid first class letter (or equivalent postal service in jurisdictions outside England) or (ii) that the facsimile message was properly addressed and despatched and receipt acknowledged by the recipient to whom it was addressed or facsimile machine to which it was despatched or (iii) that the e-mail message was properly addressed and despatched and receipt acknowledged by the recipient to whom it was addressed or computer server to which it was despatched.

18                                  ENTIRE AGREEMENT

18.1                        This Agreement, the New Articles and the Shareholders Agreement constitutes the whole and only understanding and agreement between the parties relating to the subject matter of this Agreement.

18.2                        Save to the extent repeated in any of the documents referred to in Clause 18.1, this Agreement, the New Articles and the Shareholders Agreement supersede and extinguish any prior term sheets, draft agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement.

18.3                        Each party acknowledges that in entering into this Agreement it is not acting in reliance on any agreement, undertaking, representation, warranty, promise, assurance or arrangement made or given by any other party or any other person, whether or not in writing, at any time before the execution of this Agreement which is not expressly set out therein.

18.4                        Nothing in this Clause 18 shall operate to limit or exclude any liability for fraud or fraudulent misrepresentation.

19                                  APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with English law.

20                                  JURISDICTION

The courts of England are to have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement. Any proceeding, suit or action arising out of or in connection with this Agreement (in each case, “Proceedings”) may therefore be brought in the English courts. Each party agrees that this Clause 20 is irrevocable and that it is for the benefit of each of the parties to this Agreement. Nothing in this Clause 20 shall limit the right of any party to take Proceedings against any other party in any other court or in the courts of more than one jurisdiction at the same time, to the extent permitted by the law of such other jurisdiction.

21                                  AGENT FOR SERVICE

21.1                        Genaissance agrees that process by which any Proceedings (as defined in Clause 20) are begun in England may be served on Genaissance by being delivered to:

Reynolds Porter Chamberlain

Chichester House 278/282

High Holborn

London

WC1V 7HA

Attention: Tim Anderson

With copy to Genaissance.

21.2                        If the appointment of the person mentioned in Clause 21.1 ceases to be effective or such person ceases for any reason to act as process agent for Genaissance, then Genaissance shall immediately appoint a replacement process agent for the purposes of this Clause and forthwith shall notify each other Party of the change in accordance with Clause 17 and, failing such appointment within 10 Business Days thereof, any other Party may appoint a replacement process agent to accept service of process on behalf of Genaissance by notice to Genaissance.  This Clause does not affect the right to serve process in any other manner permitted by law.

SCHEDULE 1

WARRANTIES

Due incorporation and capacity

1                                         The Company is duly incorporated and validly existing under English law.

2                                         The Company has the requisite power and authority to enter into and perform its obligations under this Agreement and the Subscription Agreement.

3                                         This Agreement and the Subscription Agreement constitute lawful, valid and binding obligations of the Company in accordance with their respective terms.

Effect of this Agreement and the Subscription Agreement

4                                         The execution and delivery of this Agreement, and the issue of Shares at Completion pursuant to this Agreement, will not (subject to the passing of the Resolutions):

(a)                                  result in a breach of any provision of the New Articles; or

(b)                                  result in a breach of any order, judgement or decree of any court of competent jurisdiction or governmental agency, or any agreement, to which the Company is a party or otherwise bound.

Commissions

5                                         No person is entitled to receive a brokerage, finder’s fee or commission from the Company in connection with the issue of Shares by the Company at Completion.

Records

6                                         The records, statutory books, registers, minute books and books of account of the Company are duly entered up and maintained in all material respects in accordance with all legal requirements applicable thereto and so far as the Company is aware, contain true and accurate records of all matters required by law to be dealt with therein.  All such books and all records and documents (including documents of title) which are its property are in the Company’s possession or under its control and all accounts, documents and returns have been duly and correctly delivered or made in all material respects.

Accounts

7                                         The Audited Accounts:

(a)                                  were prepared in accordance with the requirements of the Companies Act 1985 and 1989;

(b)                                  were prepared in accordance with generally accepted accounting principles and practices in the United Kingdom (which principles and practices have were consistently applied by the Company in the preparation of the Audited Accounts); and

(c)                                  give a true and fair view of the assets and liabilities (including contingent liabilities whether for taxation or otherwise) of the Company and state of affairs of the Company as at 31 August 2002 respectively and of the profits and losses of the Company for the financial year of the Company ending on 31 August 2002.

8                                         The Management Accounts show with reasonable accuracy the financial position of the Company as at 31 August 2003 (including the material debts and liabilities of the Company at such date) and, save as set out in the Disclosure Letter, since 31 August 2003 the Company has not incurred any further debt or liability prior to the Effective Date except for debts and liabilities that are not material in amount and which debts and liabilities were incurred in the ordinary course of business.

Litigation

9                                         The Company is not engaged in or about to initiate any litigation, whether civil or criminal, arbitration or administrative proceedings and the Company has not received written notice from any third party threatening any litigation, arbitration or administrative proceedings against it or that any litigation, arbitration or administrative proceeding is pending against it.

10                                  There is no outstanding judgement, order, decree or award or decision of a court, tribunal, arbitrator or other governmental or regulatory authority against, the Company.

11                                  So far as the Company is aware, it is not the subject of any investigation, inquiry or enforcement proceedings or process by any governmental, administrative or regulatory body nor, so far as the Company is aware, is there anything that is likely to give rise to any such investigation, inquiry, proceedings or process.

Shares

12                                  (a)                                  The fully diluted share capital of the Company immediately prior to Completion is as set out in document 3 of the bundle of documents attached to the Disclosure Letter (the “Disclosure Bundle”).

(b)                                  None of the Shares of the Company in issue immediately prior to the date of this Agreement have the benefit of any rights not conferred by law or expressly provided for in the New Articles, this Agreement or the Subscription Agreement.

(c)                                  The rights attaching to Ordinary Shares comprised in the capital of the Company, are the same as the rights attaching to A Ordinary Share comprised in the share capital of the Company, as a class, save that:

(A)                               the Ordinary Shares and A Ordinary Shares constitute separate classes of share (for the purposes of article 5 of the New Articles); and

(B)                               A Ordinary Shares may be converted into Ordinary Shares pursuant to article 4.2(c) of the New Articles.

13                                  The Ordinary Shares to be transferred by Paul Squires and Manuel Sanches-Felix to Genaissance pursuant to Clause 3.3.2 will be so transferred with full legal and beneficial title free from all encumbrances, liens, charges and other third party interests.

14                                  Except as set out in the Disclosure Letter (and the documents contained in the bundle attached thereto, and in particular the New Articles, the Subscription Agreement and the Genostic Pharma Agreement):

(a)                                  no person is entitled or has claimed to be entitled to require the Company to issue any share or loan capital either now or at any future date, whether contingently or not;

(b)                                  the Company has not received notice of any option, right or pre-emption, right to acquire, mortgage, charge, pledge, lien, or other form of security or encumbrance having been granted by any shareholder or other third party on, over or affecting any of the issued shares in the Company or uncalled capital of the Company, and the Company has not received notice of any commitment given to give or create any of the foregoing; and

(c)                                  the Company has not granted any option, right or pre-emption, right to acquire, mortgage, charge, pledge, lien, or other form of security or encumbrance on, over or affecting any of the issued shares in the Company or uncalled capital of the Company nor has the Company agreed to give or create any of the foregoing.

15                                  The entire issued share capital of the Company has been validly issued and allotted and is fully paid or credited as fully paid.

Licences, permissions and consents

16                                  So far as the Company is aware, the Company has obtained all material licences (including, without limitation, in respect of intellectual property rights), permissions and consents (being licences, permissions and consents the absence of which would have a material and adverse effect on the business of the Company) necessary to carry on its business as conducted as at the date of this Agreement.

17                                  No notice has been received by the Company, the subject matter of which notice is current and outstanding, that any material licence (as referred to in paragraph 16 above) is, or is reasonably likely to be, suspended, cancelled, revoked, qualified or not renewed in the ordinary and usual course.

18                                  The Company has not been engaged in any litigation alleging that the operations of the Company infringe the intellectual property rights of any third party.

19                                  So far as the Company is aware, no third party is infringing any material intellectual property right owned by the Company.

Security interests

20                                  No mortgages, charges, liens, encumbrances or other security interests subsist over the undertaking or any material asset of the Company save for charges and liens arising in the ordinary course of business.

Winding up

21                                  The Company has not taken any corporate action nor, so far as the Company is aware, have any steps been taken or legal proceedings been started or threatened against it for the winding up, dissolution or reorganisation or for the appointment of a receiver or administrative receiver or any administrator, trustee or similar officer in respect of the Company and its assets, and, so far as the Company is aware, there are no grounds on which any such order or petition for the winding up of the Company could be made or presented.

SIGNATURE PAGE

IN WITNESS whereof this Agreement has been executed on the date written at the beginning of this document.

SIGNED by SCIONA LIMITED acting
by its duly authorised signatory:

Signatory
Signature	:/s/ Christopher J. Martin
Name	:Christopher J. Martin

SIGNED by ABBEY NATIONAL
TREASURY SERVICES OVERSEAS
HOLDINGS acting by its duly
authorised signatory:

Signatory
Signature	:/s/ D. Atterbury
Name	:D. Atterbury

SIGNED and by PRELUDE TRUST
PLC acting by its duly authorised
signatory:

Signatory
Signature	:/s/ A. Allars
Name	:A. Allars

SIGNED and by GENAISSANCE
PHARMACEUTICALS, INC. acting by its
duly authorised signatory:

Signatory
Signature	:/s/ Kevin Rakin
Name	:Kevin Rakin